Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 25, 2016, relating to the consolidated financial statements of Tailored Brands, Inc. (successor reporting company to The Men’s Wearhouse, Inc.) and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Tailored Brands, Inc. (successor reporting company to The Men’s Wearhouse, Inc.) for the year ended January 30, 2016.

/s/ Deloitte & Touche LLP

Houston, Texas
July 18, 2016